Exhibit 99.1

APPROVED BY:	Rick Coté
Executive Vice President and
Chief Operating Officer
201-267-8000

CONTACT:	FD
Leigh Parrish/Stephanie Rich
212-850-5600

FOR IMMEDIATE RELEASE

MOVADO GROUP, INC. REPORTS FOURTH QUARTER AND FISCAL 2009 RESULTS

Paramus, NJ – April 9, 2009 – Movado Group, Inc. (NYSE: MOV), today reported results for its fourth quarter and fiscal year ended January 31, 2009.

Efraim Grinberg, President and Chief Executive Officer, stated, “We are operating in the most challenging economic environment that I have seen in my 30 years in the watch industry. Fiscal 2009 was extremely difficult as we experienced the dual impact on our business of weak consumer spending and increasingly aggressive curtailment of retailers’ replenishment orders, particularly in January, which resulted in our recording a loss for the fourth quarter. We believe our retail customers will continue to focus on lowering their inventory levels during the first half of this year. Accordingly, we expect lower sales throughout the first half of fiscal 2010 with an improvement during the second half of the year as retailers start to replenish inventory in preparation for the holiday selling season. Our greatest assets continue to be our strong brands and we believe that strong brands like Movado Group’s will be well positioned to rebound when we begin to exit the recessionary environment.”

Rick Coté, Executive Vice President and Chief Operating Officer, stated, “We continue to take decisive actions to improve our cost structure, preserve cash, maintain a strong balance sheet and appropriately fund our business for future growth. Through the various expense reduction programs we are implementing across our global operations, we expect to realize a combined $50 million to $60 million in annualized cost savings, the majority of which should be realized in fiscal 2010. Additionally, recognizing the severity of the current environment and the importance of cash, we have eliminated our quarterly dividend. Given our reported fourth quarter fiscal 2009 financial results, we are not in compliance with one of the financial covenants in our current credit agreements. We are in negotiations with our lenders to establish a new $110 million three year asset-based loan facility and, in the meantime, have executed a commitment letter for a

$50 million three year asset-based credit facility. With that said, we also expect that our cash on hand and the cash from conversion of working capital should be sufficient to finance our ongoing business.”

Full Fiscal Year 2009 Performance

Fiscal 2009 adjusted net income was $14.2 million, or $0.55 per fully diluted share, compared to adjusted net income of $46.6 million, or $1.71 per fully diluted share in fiscal 2008 (see attached table for a reconciliation of GAAP to non-GAAP measures). Fiscal 2009 net income was $2.3 million, or $0.09 per fully diluted share, compared to net income of $60.8 million, or $2.23 per fully diluted share in fiscal 2008. The Company’s full year fiscal 2009 net income included the following one-time items: (i) a pre-tax charge of $11.1 million, or $0.30 per diluted share, resulting from the Company’s previously announced expense reduction plans, (ii) a pre-tax, non-cash impairment charge of $4.5 million, or $0.11 per diluted share, related to five Movado boutiques, which the Company continues to operate; and (iii) the tax impact of a non-cash tax provision recorded in the fourth quarter of fiscal 2009 for the future repatriation of $30 million in funds from the Company’s international operations. This was mostly offset by the tax benefit of the utilization of a Swiss net operating loss carryforward (NOL) acquired with the Ebel brand in fiscal 2005, which was recorded in the third quarter of fiscal 2009.

Net sales in fiscal 2009 decreased 17.6% from last year to $460.9 million. Year-ago net sales included $31.2 million of excess discontinued product sales and a one-time accrual of $15.0 million for product returns associated with the Company’s closure of approximately 1,400 wholesale doors selling the Movado brand in the United States. Adjusting for these items recorded in fiscal 2008, net sales for fiscal 2009 decreased 15.2%.

Gross margin in fiscal 2009 was 62.4% of sales compared to 60.2% last year. Adjusting for the aforementioned items recorded in fiscal 2008, gross margin in the year-ago period was 64.0% of sales. Gross profit in fiscal 2009 was $287.6 million versus $336.7 million last year. Year-ago adjusted gross profit was $347.7 million.

Adjusting for the previously mentioned items recorded in both fiscal 2009 and fiscal 2008, operating profit in fiscal 2009 was $19.0 million compared to $61.8 million in fiscal 2008 (see attached table for a reconciliation of GAAP to non-GAAP measures). Without adjustments, operating profit in fiscal 2009 was $3.4 million compared to $50.8 million in fiscal 2008.

Fourth Quarter Performance

The Company recorded a fourth quarter adjusted net loss of $10.5 million, or $0.42 per fully diluted share, compared to adjusted net income of $10.8 million, or $0.40 per fully diluted share in fiscal 2008 (see attached table for a reconciliation of GAAP to non-GAAP measures). Fourth quarter fiscal 2009 net loss was $22.8 million, or a loss of $0.92 per fully diluted share, compared to net income of $19.6 million, or $0.72 per fully diluted share in fiscal 2008. The Company’s fiscal 2009 fourth quarter results included the following one-time items: (i) a pre-tax charge of $5.5 million, or $0.15 per diluted share, resulting from the Company’s previously announced expense reduction plans, (ii) a non-cash impairment charge of $4.5 million, or $0.12 per diluted share, related to the aforementioned Movado Boutiques, which the Company continues to operate; and (iii) a $7.4 million non-cash tax provision, or $0.30 per diluted share, primarily related to the future repatriation of $30 million in funds from the Company’s international operations.

Net sales for the fourth quarter of fiscal 2009 decreased 32.2% from last year to $94.0 million. Year-ago net sales included the aforementioned one-time accrual of $15.0 million and $8.9 million of excess discontinued product sales. Adjusting for these items recorded in the fourth quarter of fiscal 2008, net sales for the fourth quarter of fiscal 2009 decreased 35.0%.

Gross margin in the fourth quarter of fiscal 2009 was 55.9% of sales compared to 59.0% last year. In light of the challenging economic environment, the unusual deterioration in gross margin was primarily due to fluctuations in currency, the heightened promotional activity in the Company’s Movado Boutiques, and the impact of the overall mix of business. Adjusting for the aforementioned items recorded in the fourth quarter of fiscal 2008, gross margin in the year-ago period was 64.3% of sales. Gross profit in the fiscal 2009 fourth quarter was $52.5 million versus $81.8 million last year. In the year-ago period adjusted gross profit was $93.0 million.

Adjusting for the previously mentioned items recorded in the fourth quarters of both fiscal 2009 and fiscal 2008, the Company recorded an operating loss for the fiscal 2009 fourth quarter of $13.9 million compared to operating income of $14.2 million in fiscal 2008 (see attached table for a reconciliation of GAAP to non-GAAP measures). Without adjustments, the operating loss in the fourth quarter of fiscal 2009 was $24.0 million compared to operating profit of $3.2 million in fiscal 2008.

Update on Credit Agreements

The Company is in negotiations withits banking partners to enter into a new $110 million three year asset-based loan agreement. Due to the aforementioned financial results inclusive of the impairment charge and charges associated with the Company’s expense reduction programs, Movado Group is not in compliance with a financial covenant in its current credit agreements. Regardless of the outcome of these discussions with its banking partners, the Company has already executed a commitment for a $50 million three year asset-based credit facility from Bank of America, subject to due diligence and other customary conditions. The new three year facility will be used to replace the Company’s current domestic outstanding debt. In the Company’s financial statements, all amounts owed under related borrowings as of January 31, 2009 have been reclassified to current liabilities. The Company believes that its cash on hand and the cash from conversion of working capital will be sufficient to finance Movado Group’s ongoing business.

Update on Dividend Policy

The Company announced that its Board of Directors has decided not to declare a quarterly cash dividend. The decision to discontinue the dividend is based on the Company’s desire to retain capital during this challenging economic environment. The Board will evaluate the reinstitution of a quarterly dividend once the economy has stabilized and the Company has returned to an appropriate level of profitability. Any new credit facilities provided to the Company may restrict or prohibit the payment of future dividends.

Fiscal 2010 Guidance

While the economic environment remains extremely uncertain, Movado Group estimates it will be slightly profitable in fiscal 2010, excluding any unusual items. The Company anticipates a loss that could, in an order of magnitude, approximate $1.00 per diluted share during the first half of the year reflecting the continued weak consumer spending environment and retailers’ lack of replenishment – the effects of which are expected to be amplified given that this is historically the Company’s seasonally smaller half of the year. The Company anticipates that this loss will be offset by gains during the second half of fiscal 2010, as a predominant portion of the Company’s savings initiatives are planned to be realized during the latter half and as retailers purchase inventory in advance of the holiday season.

The Company’s management will host a conference call today, April 9th at 10:00 a.m. Eastern Time. A live broadcast of the call will be available on the Company’s website: www.movadogroup.com. This call will be archived online within one hour of the completion of the conference call.

Movado Group, Inc. designs, sources, and distributes Movado, Ebel, Concord, ESQ, Coach, Tommy Hilfiger, HUGO BOSS, Juicy Couture and LACOSTE watches worldwide, and operates Movado boutiques and company stores in the United States.

In this release, the Company presents certain adjusted financial measures that are not calculated according to generally accepted accounting principles in the United States (“GAAP”). These non-GAAP financial measures are designed to complement the GAAP financial information presented in this release and management believes they present information regarding the Company that is useful to investors. The non-GAAP financial measures presented should not be considered in isolation from or as a substitute for the comparable GAAP financial measure.

The Company is presenting net sales, gross profit and gross margin excluding fiscal 2008 excess discontinued product sales and a fiscal 2008 one-time accrual for product returns associated with the Movado brand strategy because the Company believes that it is useful to investors to eliminate the effect of these unusual items in order to improve the comparability of the Company’s results for the periods presented.

The Company is also presenting adjusted operating profit, which is operating profit excluding the impact of the fiscal 2008 product return reserve provision, the fiscal 2009 impairment charge relating to five Movado Boutiques and fiscal 2009 severance-related expenses related to the Company's expense reduction plan and a restructuring of certain benefit arrangements. The Company is also presenting adjusted net income (and associated per share measures), which is net income excluding the diluted impact of the fiscal 2008 product return reserve provision, the fiscal 2009 impairment charge relating to five Movado Boutiques, the fiscal 2009 severance-related expenses related to the Company's expense reduction plan and a restructuring of certain benefit arrangements, the favorable impact of a 2008 IRS audit settlement, the further utilization in both fiscal 2008 and 2009 of NOLs from the Ebel acquisition and tax accrued in fiscal 2009 on the future repatriation of foreign earnings. Management believes that presenting adjusted diluted earnings per share is useful for investors because it improves comparability of results for the periods presented by eliminating items that affect those line items that are not expected to recur, although such items may, in fact, recur in the future.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company has tried, whenever possible, to identify these forward-looking statements using words such as “expects,” “anticipates,” “believes,” “targets,” “goals,” “projects,” “intends,” “plans,” “seeks,” “estimates,” “may,” “will,” “should” and similar expressions. Similarly, statements in this press release that describe the Company's business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause the Company's actual results, performance or achievements and levels of future dividends, if any, to differ materially from those expressed in, or implied by, these statements. These risks and uncertainties may include, but are not limited to: general economic and business conditions which may impact disposable income of consumers in the United States and the other significant markets where the Company’s products are sold, uncertainty regarding such economic and business conditions, general uncertainty related to possible terrorist attacks and the impact on consumer spending, changes in consumer preferences and popularity of particular designs, new product development and introduction, competitive products and pricing, seasonality, availability of alternative sources of supply in the case of the loss of any significant supplier, the loss of significant customers, the Company’s dependence on key employees and officers, the ability to successfully integrate the operations of acquired businesses without disruption to other business activities, the continuation of licensing arrangements with third parties, the ability to secure and protect trademarks, patents and other intellectual property rights, the ability to lease new stores on suitable terms in desired markets and to complete construction on a timely basis, the continued availability to the Company of financing and credit on favorable terms, business disruptions, disease, general risks associated with doing business outside the United States including, without limitation, import duties, tariffs, quotas, political and economic stability, and success of hedging strategies with respect to currency exchange rate fluctuations, and the other factors discussed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. These statements reflect the Company's current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated with the passage of time.

(Tables to follow)

MOVADO GROUP, INC.

Consolidated Statements of Income

(in thousands, except per share data)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	January 31,		January 31,
	2009	2008	2009	2008

Net sales	$93,969	$138,567	$460,857	$559,550

Cost of sales	41,462	56,770	173,225	222,868

Gross profit	52,507	81,797	287,632	336,682

Selling, general and administrative expenses	76,490	78,618	284,242	285,905

Operating (loss) / income	(23,983)	3,179	3,390	50,777

Other income	681	-	681	-
Interest expense	(724)	(801)	(2,915)	(3,472)
Interest income	239	1,293	2,132	4,666

(Loss) / income before income taxes and minority interests	(23,787)	3,671	3,288	51,971

(Benefit) / provision for income tax	(1,066)	(16,162)	736	(9,471)
Minority interests	78	220	237	637

Net (loss) / income	$(22,799)	$19,613	$2,315	$60,805

Net (loss) / income per diluted share	$(0.92)	$0.72	$0.09	$2.23
Number of shares outstanding	24,782	27,201	25,554	27,293

MOVADO GROUP, INC.

Reconciliation tables

(in thousands, except per share data)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	January 31,		January 31,
	2009	2008	2009	2008

Operating (loss) / income (GAAP)	$(23,983)	$3,179	$3,390	$50,777
Severance related expenses (1)	5,536	-	11,122	-
Retail impairment (2)	4,526	-	4,526	-
Return reserve provision (3)	-	11,000	-	11,000
Adjusted operating (loss) / income (non-GAAP)	$(13,921)	$14,179	$19,038	$61,777

	Three Months Ended		Twelve Months Ended
	January 31,		January 31,
	2009	2008	2009	2008

Net (loss) / income (GAAP)	$(22,799)	$19,613	$2,315	$60,805
Severance related expenses (1)	3,770	-	7,574	-
Retail impairment (2)	2,851	-	2,851	-
Return reserve provision (3)	-	6,600	-	6,600
Tax adjustments (4)	5,669	(15,430)	1,414	(20,814)
Adjusted net (loss) / income (non-GAAP)	$(10,509)	$10,783	$14,154	$46,591

Number of shares outstanding	24,782	27,201	25,554	27,293
Adjusted net (loss) / income per share (non-GAAP)	$(0.42)	$0.40	$0.55	$1.71

(1)	Charges related to the implementation of the Company's expense reduction plan.
(2)	Non-cash impairment charge related to five Movado boutiques.
(3)

Non-cash charge to sales returns reserve due to closing of certain wholesale doors in the U.S. The reserve represented a $15.0 million reduction in net sales with a related $11.0 million reduction in operating profit.

(4)

To present financials at a representative 24% effective tax rate for the current period and a 25% effective tax rate for the prior period. Actual taxes in fiscal 2009 include tax accrued on the future repatriation of foreign earnings of $7.4 million. Actual taxes in fiscal 2008 include a favorable settlement of an IRS audit of $12.5 million. Actual taxes in both periods reflect the utilization of the acquired Ebel net operating loss carryforward.

MOVADO GROUP, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

(Unaudited)

	January 31,	January 31,
	2009	2008

ASSETS

Cash and cash equivalents	$86,621	$169,551
Trade receivables, net	76,710	94,328
Inventories	228,884	205,129
Other current assets	47,863	50,317
Total current assets	440,078	519,325

Property, plant and equipment, net	66,749	68,513
Deferred income taxes	23,449	20,024
Other non-current assets	33,714	38,354
Total assets	$563,990	$646,216

LIABILITIES AND EQUITY

Loans payable to banks	$40,000	$-
Current portion of long-term debt	25,000	10,000
Accounts payable	20,794	38,397
Accrued liabilities	47,686	42,770
Deferred and current taxes payable	430	8,526
Total current liabilities	133,910	99,693

Long-term debt	-	50,895
Deferred and non-current income taxes	6,856	6,363
Other liabilities	22,459	24,205
Minority Interests	1,805	1,865
Shareholders' equity	398,960	463,195
Total liabilities and equity	$563,990	$646,216